Exhibit 99.1

Media Contact: Su Shin (808) 546-2344 su.shin@hawaiiantel.com	Investor Relations Contact: Ngoc Nguyen (808) 546-3475 ngoc.nguyen@hawaiiantel.com

For Immediate Release

Robert B. Webster to be Nominated to Hawaiian Telcom Board

Hawaiian Telcom Enters Agreement with Twin Haven

HONOLULU (Monday, March 14, 2016) — Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM) (“Hawaiian Telcom” or the “Company”) announced today that it has entered into a Nomination, Standstill and Support Agreement (the “Agreement”) with Twin Haven Capital Partners L.L.C. and certain affiliated entities, including two funds managed thereby (collectively, “Twin Haven”). The California-based investment firm has been a substantial shareholder since the Company first became publicly traded in 2010. Since then, Twin Haven has continued to support the company by increasing its ownership share. Twin Haven is now Hawaiian Telcom’s second largest shareholder, with approximately 22 percent of Hawaiian Telcom’s common shares.

Under the Agreement, Robert B. Webster (or another Twin Haven representative) will be nominated to Hawaiian Telcom’s Board of Directors at each of the Company’s next three annual stockholders’ meetings. With this nomination, the Company continues to enhance shareholder representation on its board.

“We are pleased that this Agreement enables Twin Haven and Rob to positively and actively engage with us,” said Scott K. Barber, Hawaiian Telcom’s President and CEO.  “A seasoned board member with deep financial and telecommunications experience, Rob will be a valuable addition to our Board. I’m confident that he will make a positive impact on our Company as we continue to grow the business and reinforce our standing as Hawaii’s Technology Leader.”

Webster is a co-founder and Senior Managing Director of Twin Haven and Portfolio Manager of Twin Haven’s Special Opportunities Funds. He is an experienced board member, having served on the boards of 11 different companies across a diverse array of industries, including several in the telecommunications industry. Prior to launching Twin Haven, Webster was a Managing Director at Pequot Capital Management, Inc. where he served as Portfolio Manager of the Special Opportunities Funds that were subsequently transitioned to Twin Haven at its founding. His prior career experience also includes tenure as a senior investment professional at the private investment firm that previously founded Global Crossing, as well as service as a Senior Vice President at Global Crossing (which was subsequently acquired by Level 3). His career experience also includes tenure as a partner at KPMG. Webster received a bachelor’s degree in economics from the University of California Los Angeles (UCLA) and was formerly a Certified Public Accountant.

“I look forward to joining Hawaiian Telcom’s Board at this critical time in the company’s rich history,” said Webster. “I believe that, as a result of the company’s significant investment in its technology platforms, services and people, it enjoys a strong strategic position that can be leveraged moving forward. I look forward to working together with the other members of the Board and the management team to further the common goal of serving customers and maximizing Hawaiian Telcom’s shareholder value.”

The Agreement also provides for the Company’s support if Twin Haven should opt to increase its ownership stake to up to 31.5 percent.

In connection with the Company’s agreement to nominate a Twin Haven representative to Hawaiian Telcom’s Board of Directors, Twin Haven has agreed to customary standstill and support commitments for a term of three years.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expected”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: failures in Hawaiian Telcom’s critical back office systems and IT infrastructure; breach of the our data security systems; increases in the amount of capital expenditures required to execute our business plan; the loss of certain outsourcing agreements, or the failure of any third party to perform under these agreements; our ability to sell capacity on the new submarine fiber cable project; adverse changes to applicable laws and regulations; the failure to adequately adapt to technological changes in the telecommunications industry, including changes in consumer technology preferences; adverse economic conditions in Hawai‘i; the availability of lump sum distributions under our union pension plan; limitations on the ability to utilize net operating losses due to an ownership change under Internal Revenue Code Section 382; the inability to service our indebtedness; limitations imposed on our business from restrictive covenants in the credit agreements; severe weather conditions and natural disasters; network disruptions or other delays or interruptions of service; and failure to renegotiate programming contracts with television content providers. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2015 Annual Report on Form 10-K. The information contained in this release is as of March 14, 2016. It is anticipated that subsequent events and developments may cause estimates to change, and the Company undertakes no duty to update forward-looking statements.

About Hawaiian Telcom

Hawaiian Telcom (NASDAQ: HCOM), headquartered in Honolulu, is Hawai‘i’s technology leader, providing integrated communications, broadband, data center and entertainment solutions for business and residential customers. With roots in Hawai‘i beginning in 1883, the Company offers a full range of services including Internet, video, voice, wireless, data network solutions and security, colocation, and managed and cloud services supported by the reach and reliability of its next generation fiber network and a 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit hawaiiantel.com.

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